SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      July 6, 2004

CLICK COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4088644
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 East Randolph Drive, 52nd Floor Chicago, Illinois 60601	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(312) 482-9006

N/A

(Former name or former address, if changed since last report)

ITEM 2.                  Acquisition or Disposition of Assets.

On July 1, 2004, Click Commerce, Inc. (the “Company”) acquired bTrade, Inc. (“bTrade”), a privately-held Texas corporation based in Irving, Texas.  Pursuant to an Agreement and Plan of Merger, dated as of June 17, 2004, by and among the Company, Click Texas Corp, a wholly-owned subsidiary of the Company incorporated in Delaware, bTrade Acquisition Corp., an indirect, wholly-owned subsidiary of the Company incorporated in Delaware, bTrade and certain stockholders of bTrade (the “Merger Agreement”), bTrade Acquisition Corp. merged with and into bTrade, and bTrade became wholly-owned an indirect subsidiary of the Company.  The Company acquired bTrade, based on a valuation of bTrade as a going-concern, for consideration consisting of approximately 700,000 shares of Company common stock and the repayment or assumption of approximately $1.25 million of existing bTrade indebtedness.  A copy of the press release announcing the same is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The summary of the transaction described above is qualified by reference to the Merger Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

ITEM 7.                  Financial Statements and Exhibits.

(a)                                  Financial Statements of Business Acquired.

As of the date of filing this Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by an amendment to this Current Report on Form 8-K no later than September 14, 2004.

(b)                                 Pro Forma Financial Information.

As of the date of filing this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b)(2) of Form 8-K, such financial statements shall be filed by an amendment to this Current Report on Form 8-K no later than September 14, 2004.

(c)                                  Exhibits.

Exhibit Number	Description

2.1	Merger Agreement, dated June 17, 2004

99.1	Press Release dated July 6, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2004

CLICK COMMERCE, INC.

By:	/s/ Michael W. Nelson
Michael W. Nelson